Exhibit 99.1

PDS GAMING CORPORATION ENTERS INTO AGREEMENT AND PLAN OF MERGER RELATING TO MANAGEMENT BUYOUT

LAS VEGAS, NV – April 22, 2004 – PDS Gaming Corporation (NasdaqSC: PDSG) today announced that it has entered into a definitive Agreement and Plan of Merger (the “Plan”) relating to the proposal of the management group, consisting of Johan P. Finley, Lona M. B. Finley and Peter D. Cleary, to acquire all of the outstanding stock of the Company not already owned by them.  This proposal was announced in the Company’s press releases dated February 24, 2003 and February 26, 2003.  The Company’s Board of Directors and the Special Committee of the Board, composed of the Company’s three independent directors, unanimously approved the Plan, which was signed by the Company and by the acquisition vehicle formed by the members of the management group.

The consummation of the management buyout transaction contemplated by the Plan is subject to the satisfaction of a number of conditions, including, without limitation, approval of such transaction by a majority of the Company’s shares not owned by the management group, the procuring of all necessary consents of the Company’s commercial lenders, the securing of required approvals from all gaming regulatory agencies, the obtaining by the management group of the necessary financing, and the receipt by the Company of a favorable fairness opinion from an investment bank.

For additional information, please contact:

Peter D. Cleary

PDS Gaming Corporation

President and Chief Operating Officer

6171 McLeod Drive

Las Vegas, NV  89120

(702) 736-0700